EX-99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

VITAL SIGNS, INC. ANNOUNCES A 12% INCREASE IN SALES AND A
16% INCREASE IN EARNINGS FOR ITS FISCAL SECOND QUARTER

TOTOWA, N.J., May 8, 2008 -- VITAL SIGNS, INC. (NASDAQ: VITL) today announced sales and earnings for its fiscal second quarter ended March 31, 2008.

Net revenues for the second quarter of fiscal 2008 increased by 11.9% to $58,934,000 compared with $52,649,000 in the comparable period last year.

Net income increased by 15.9% to $9,970,000 for the second quarter of fiscal 2008 compared with $8,601,000 for the second quarter of fiscal 2007. Earnings per diluted share increased by 15.4% to $0.75 for the second quarter of fiscal 2008 compared with $0.65 for the prior-year quarter.

The Company continues to be a strong cash generator. Cash provided from operating activities for the six months ended March 31, 2008 was $20.1 million. On May 6, 2008, Vital Signs’ Board of Directors increased the quarterly dividend to $0.11 per share. The dividend is payable on May 28, 2008 to shareholders of record on May 21, 2008.

Following are the net revenues by business segment for the second quarter of fiscal 2008 compared with the second quarter of fiscal 2007.

($ Thousands)	NET REVENUES BY BUSINESS SEGMENT
	FOR THE THREE MONTHS ENDED MARCH 31,

	2008	2007	% CHANGE
Anesthesia	$19,816	$18,871	5.0%
Respiratory/critical care	12,304	11,950	3.0
Sleep/ventilation	16,634	12,154	36.9
Interventional cardiology/radiology	7,229	6,951	4.0
Pharmaceutical technology	2,951	2,723	8.4
Net Revenues	$58,934	$52,649	11.9%

Anesthesia net revenues increased by 5.0% due primarily to growth in sales of Limb-OTM, the Company’s patented anesthesia circuit, and growth in sales of Infusable®, the Company’s patented pressure infusor system. Sleep/ventilation net revenues increased by 36.9% due to sales growth in the iSleep 20iTM intelligent CPAP and the VivoTM 40 bi-level ventilator as well as from two acquisitions at Sleep Services of America in the second half of the prior year.

Breas, the Company’s Swedish-based manufacturer of sleep and ventilation products, entered into an agreement with Hamilton Medical, Inc. to distribute the Vivo product line in the U.S. hospital market. Hamilton Medical, Inc. is the U.S. subsidiary of Hamilton Medical AG, a leader in medical ventilation. The agreement is expected to provide approximately $800,000 in Breas product sales in the U.S. during the balance of fiscal 2008.

The table below shows gross profit margins for each of the Company’s segments. Total gross profit margin increased to 53.9% in the second quarter of fiscal 2008 from 52.0% in the same quarter in the prior year.

	GROSS PROFIT MARGIN BY
	BUSINESS SEGMENT
	FOR THE THREE MONTHS
	ENDED MARCH 31,

	2008	2007
Anesthesia	56.1%	52.2%
Respiratory/critical care	56.9	53.8
Sleep/ventilation	51.7	52.9
Interventional cardiology/radiology	55.7	55.9
Pharmaceutical technologies	34.3	27.8
Total gross profit margin	53.9%	52.0%

Net revenues for the first six months of fiscal 2008 increased by 12.0% to $112,373,000 compared with $100,366,000 in the comparable period last year.

For the six month period ended March 31, 2008, net income increased by 13.0% to $17,969,000 compared with $15,896,000 for the first half of fiscal 2007. Diluted earnings per share increased by 12.5% to $1.35 for the six month period ended March 31, 2008 compared with $1.20 for the six month period ended March 31, 2007.

Following are the net revenues by business segment for the six months ended March 31, 2008 and 2007.

($ Thousands)	NET REVENUES BY BUSINESS SEGMENT
	FOR THE SIX MONTHS ENDED MARCH 31,

	2008	2007	% CHANGE
Anesthesia	$39,259	$36,577	7.3%
Respiratory/critical care	23,205	23,252	(0.2)
Sleep/ventilation	31,356	22,425	39.8
Interventional cardiology/radiology	12,836	12,839	0.0
Pharmaceutical technologies	5,717	5,273	8.4
Net Revenues	$112,373	$100,366	12.0%

Terry Wall, CEO of Vital Signs, commented, “Breas continued to demonstrate exceptional growth in Europe with our iSleep and Vivo product lines. In addition to the strong growth in Europe, we have reached agreement with Hamilton Medical to sell and service our Vivo 30 and 40 bi-level ventilation line in the U.S. The weak U.S. dollar has made it unattractive to import Breas’ Swedish-manufactured CPAP product line; therefore, we are exploring having our CPAP product line manufactured in China.”

Mr. Wall added, “Our three new anesthesia products are progressing as planned, and we should begin seeing their impact in the third and fourth quarters of this year. enFlow® is enjoying a particularly strong start as sales are already at an annual run rate exceeding $1 million. The second quarter performance also reflects the continued success of our cost savings initiatives, as gross margins improved by 190 basis points primarily due to lower materials costs for face masks and non-latex breathing bags. We are confident that we can continue to improve profitability. ”

Based on the improved gross profit margins, the Company’s fully diluted earnings per share guidance for fiscal 2008 has increased to between $2.82 and $2.87 per share.

All non-historical statements in this press release, including Vital Signs’ guidance with respect to sales by Breas and earnings per share as well as statements regarding the manufacture of the Company’s CPAP products, sales of new anesthesia products, gross profit, and operating margins constitute Forward Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements as a result of a variety of risks and uncertainties, including unanticipated delays in bringing products to market, regulatory approval of new products, market conditions, and competitive responses as well as other factors referred to by Vital Signs in its Annual Report on Form 10-K for the year ended September 30, 2007.

Vital Signs, Inc. and its subsidiaries design, manufacture, and market primarily single-patient-use medical products for the anesthesia and respiratory/critical care markets and has achieved the number one market share position in the U.S. for five of its major product categories. Vital Signs also provides diagnostic services and therapeutic devices for the treatment of obstructive sleep apnea. Vital Signs is ISO 13485 certified and has CE Mark approval for its products. In 2007, Forbes Magazine named Vital Signs, Inc. as one of the “200 Best Small Companies in America” based on financial criteria.

FOR FURTHER INFORMATION, CONTACT:	Terry D. Wall, CEO
or Mark D. Mishler, CFO
(973) 790-1330
http://www.vital-signs.com

     VITAL SIGNS, INC.
FINANCIAL HIGHLIGHTS
STATEMENT OF INCOME

(In Thousands, Except Per Share Amounts)
(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	MARCH 31,		MARCH 31,
	2008	2007	2008	2007
Gross revenues	$77,947	$71,559	$149,628	$136,983
Rebates	(18,603)	(17,673)	(36,582)	(34,260)
Other deductions	(410)	(1,237)	(673)	(2,357)

Net revenues	58,934	52,649	112,373	100,366
Cost of goods sold and services
provided	27,176	25,295	53,212	48,805
Gross Profit	31,758	27,354	59,161	51,561

Expenses:
Selling, general and administrative	15,916	13,664	30,578	26,501
Research and development	2,495	1,754	4,896	3,598
Restructuring charge	—	—	—	—
Interest and other (income)/expense, net	(1,910)	(1,414)	(3,828)	(2,713)
Income from continuing operations
Before income taxes and minority interest	15,257	13,350	27,515	24,175
Provision for income taxes	5,162	4,475	9,255	7,765
Income from continuing operations before
minority interest	10,095	8,875	18,260	16,410
Minority interest	209	254	403	496
Income from continuing operations	9,886	8,621	17,857	15,914
(Loss) Income from discontinued operations,
net	84	(20)	112	(18)
Net income	$9,970	$8,601	$17,969	$15,896

Earnings (loss) per common share:
Basic:
Income per share from continuing
operations	$0.74	$0.65	$1.34	$1.20
Discontinued operations	0.01	—	0.01	—
Net earnings	$0.75	$0.65	$1.35	$1.20
Diluted:
Income per share from continuing
operations	$0.74	$0.65	$1.34	$1.20
Discontinued operations	0.01	—	0.01	—
Net earnings	$0.75	$0.65	$1.35	$1.20
Basic weighted average number of shares	13,292	13,220	13,293	13,219
Diluted weighted average number of shares	13,313	13,255	13,320	13,271

     VITAL SIGNS, INC.
FINANCIAL HIGHLIGHTS

BALANCE SHEET SUMMARY

(In thousands of dollars)	March 31,	September
	2008	30, 2007
	Unaudited	Audited
Cash and cash equivalents	$113,258	$48,920
Short-term investments	3,725	86,671
Accounts receivable	38,953	36,915
inventory	22,596	19,778
Other current assets	10,608	8,982
Current assets	$189,140	$201,266

Long-term investments	29,885	-
Other non-current assets	130,937	129,670
Total assets	$349,962	$330,944

Current liabilities	$18,345	$17,826
Non-current liabilities	2,368	-
Total Liabilities	$20,713	$18,312

Non-controlling share in subsidiary	7,111	6,051
Shareholders equity	322,138	306,581
Total liabilities and shareholders equity	$349,962	$330,944